EXHIBIT 8

DEED OF IRREVOCABLE UNDERTAKING

To:          Catalyst Holdings Limited (the “Offeror”)

December 15, 2020

Offer for Cardtronics plc (the “Company”)
We the undersigned (collectively, “HEC”) understand that the Offeror is considering the Acquisition.
All references in this undertaking to the “Acquisition” shall mean the proposed (and any revised or varied) acquisition of all of the shares in the Company by or on behalf of the Offeror for a price per-share of $35.00 in cash on the terms set out in the acquisition agreement between the Company and Offeror dated as of the date hereof (as it may be amended in accordance with its terms, the "Acquisition Agreement"), which acquisition shall be implemented by way of a scheme of arrangement (under Part 26 of the Companies Act 2006) (referred to in this undertaking as the “Scheme”) or a takeover offer (within the meaning of section 974 of the Companies Act 2006) (referred to in this undertaking as the “Offer”).
1.	Warranties and undertakings
1.1	With effect from the date on which the Offeror and the Company enter into the Acquisition Agreement, we irrevocably and unconditionally undertake, represent and warrant to the Offeror that:
(A)
Each of us is the sole beneficial owner of (and is otherwise able to control the exercise of all rights attaching to, including the sole right to vote or to direct the vote of or to dispose of or direct the disposition of and the ability to procure the transfer of), and/or are the registered holder of, the number of ordinary shares of $0.01 each in the capital of the Company set out in the table below (the “Shares”, which expression shall include any other shares in the Company issued after the date hereof and attributable to or derived from such shares);

(B)
we have not deposited any of the Shares into a voting trust or entered into a voting agreement or arrangement with respect to the Shares or granted any proxy or power of attorney with respect thereto that is inconsistent with this undertaking;

(C)
we do not own (beneficially or otherwise), are not the registered holder of, and are not interested in any shares or other securities of the Company other than those of which details are set out in the table below;

(D)	we are able to transfer the Shares free from all liens, equities, charges, encumbrances, options, rights of pre-emption, and any other third party rights and interests of any nature;
(E)	we shall not, directly or indirectly, whether by merger, consolidation, division, scheme or otherwise:
(i)
sell, transfer, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any of such Shares or interest in such Shares except under the Acquisition or to any of our affiliates (provided that such affiliates are bound to the same extent as us hereunder in respect of such Shares), or accept or authorize or approve any other offer in respect of all or any of such Shares; or

(ii)	other than pursuant to the Acquisition, enter into any agreement or arrangement or procure any agreement or arrangement to be entered into or incur any obligation:
(a)	in relation to, or operating by reference to, the Shares;
(b)	to do all or any of the acts referred to in paragraph (i) above; or
(c)	which would or would reasonably be expected to restrict or impede the closing of the Acquisition or otherwise preclude us from complying with our obligations under paragraphs 2 and 3, and references in this paragraph (E) to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions or which is to take effect upon or following the Acquisition becoming effective (or, if applicable, closing) or the valid termination of the Acquisition Agreement (in accordance with its terms) or upon or following this undertaking ceasing to be binding or upon or following any other event.
(F)	we shall not without the prior written consent of the Offeror, convene or requisition or join in convening or requisitioning, any general or class meeting of the Company;

(G)
save for the Shares, we will not acquire any shares or other securities of the Company (or any interest therein) and, if any such shares, securities or interest is acquired by us, such shares, securities or interest (as the case may be) shall be deemed to be included in the expression “Shares” for the purposes of this undertaking; and

(H)
we have full legal capacity, power and authority and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform our obligations under this undertaking in accordance with their terms. Our execution, delivery and performance of this undertaking has been duly authorized under our governing documents and applicable law and will not breach or violate our governing documents, breach or violate the terms or provisions of, or constitute a default under, any indenture or other agreement or instrument by which any of us or the Shares are bound or conflict with or violate any provision of any law, rule, regulation, order, judgment or decree binding upon us or by which any of the Shares are bound.

2.	Scheme
2.1
With effect from the date on which the Offeror and the Company enter into the Acquisition Agreement, we irrevocably and unconditionally undertake, if the Acquisition is implemented by way of the Scheme, to the Offeror that:

(A)
we shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to the Shares on any resolution (whether or not amended and whether put on a show of hands or a poll) which is proposed at any general meeting of the Company (including any adjournment thereof) ("General Meeting") or at any meeting of holders of shares in the Company convened by a Court (including any adjournment thereof) (“Court Meeting”) as follows:

(i)	in favour of any resolution necessary to implement the Acquisition;
(ii)
other than with the Offeror’s prior consent, against any resolution that might reasonably be expected to impede, prevent, delay or frustrate in any way the Acquisition or the fulfilment of any condition to the Acquisition; and

(iii)	against any resolution to approve a scheme of arrangement relating to the acquisition of any shares in the Company by a third party;
(B)
we shall exercise, or, where applicable, procure the exercise of, all rights attaching to the Shares to requisition or join in the requisitioning of any general meeting of the Company for the purposes of voting on any resolution referred to under paragraph (A) above, or to require the Company to give notice of any such meeting, only in accordance with the Offeror’s instructions;

(C)
for the purpose of voting on any resolution referred to under and in accordance with paragraph (A) above, we shall, if required by the Offeror, execute a form of proxy appointing any person nominated by the Offeror to attend and vote at the relevant meetings for such purpose; and

(D)
without prejudice to paragraph (C), and in the absence of any such requirement by the Offeror, we shall after the posting of the circular to be sent to shareholders of the Company containing an explanatory statement in respect of the Scheme (the “Scheme Document”) (and without prejudice to any right we have to attend and vote in person at the Court Meeting and the General Meeting to implement the Acquisition), return, or procure the return of, if applicable, the signed forms of proxy enclosed with the Scheme Document (completed and signed and voting in favour of the resolutions to implement the Acquisition) in accordance with the instructions printed on those forms of proxy and, if applicable, in respect of any Shares held in uncertificated form, take or procure the taking of any action which may be required by the Company or its nominated representative in order to make a valid proxy appointment and give valid proxy instructions (voting in favour of the resolutions to implement the Acquisition), as soon as possible and in any event within seven days after the posting of the Scheme Document.

3.	Offer
3.1	With immediate effect, we irrevocably and unconditionally undertake, if the Acquisition is implemented by way of the Offer, to the Offeror that:
(A)
we shall as soon as possible and in any event within seven days after the posting of the formal document containing the Offer (the “Offer Document”) (or, in respect of any shares allotted to us after the posting of the Offer Document, within seven days of such allotment or acquisition) duly accept or procure acceptance of the Offer in accordance with its terms in respect of the Shares other than Shares that are Excluded Shares under the acquisition agreement and, in respect of such Shares held in certificated form, shall forward the relevant share certificate(s) to the Offeror or its nominated representative (or a form of indemnity acceptable to the directors of the Company in respect of any lost certificate(s)) at the time of acceptance and, in respect of any such Shares held in uncertificated form, shall take any action which may be required by the Offeror or its nominated representative;

(B)
notwithstanding that the terms of the Offer Document will confer rights of withdrawal on accepting shareholders, we shall not withdraw any acceptance of the Offer in respect of the Shares or any of them and shall procure that no rights to withdraw any acceptance in respect of such Shares are exercised;

4.	Miscellaneous
4.1
The obligations and provisions set out in this undertaking apply equally to the persons from whom we are to procure votes in favour of the resolutions to implement the Acquisition pursuant to paragraph 2.1(A) above or acceptance of the Offer pursuant to the terms of paragraph 3.1(A) above (as the case may be) and we shall procure the observance by such persons of the terms hereof as if they were each specifically a party hereto.  Notwithstanding anything else in this undertaking, no obligations and provisions hereof are applicable to or binding on Mr Douglas Braunstein acting in his capacity as director of the Company, no action taken by Mr Braunstein in such capacity shall be capable of being a breach of this undertaking and we shall have no liability under this undertaking in respect of any action or omission of Mr Braunstein acting in such capacity.

4.2
We consent to the issue of any announcement in connection with the Acquisition incorporating references to us and to this undertaking. We understand that, if the Acquisition proceeds, particulars of this undertaking will be contained in the Scheme Document or the Offer Document (as the case may be). We undertake to provide you with all such further information in relation to our interest and that of any person connected with us as you may require in order to comply with other legal or regulatory requirements for inclusion in the Scheme Document or the Offer Document (as the case may be) (or any other document required in connection with the Acquisition).

4.3
We irrevocably and by way of security for our obligations hereunder appoint the Offeror, and any director or agent of the Offeror to be our attorney with full power and/or power of substitution to execute on our behalf proxy forms for any Court Meeting or General Meeting called to approve the Scheme or forms of acceptance to be issued with the Offer Document in respect of the Shares other than any Shares which are Excluded Shares (as applicable) for the duration of this undertaking if and only if we fail to comply with any of our undertakings in paragraphs 2 or 3 hereof and to sign, execute and deliver any incidental documents necessary for the foregoing.

4.4
We agree that damages would not be an adequate remedy for breach of this undertaking and, accordingly, the Offeror shall be entitled to the remedies of specific performance, injunction or other equitable remedies.

4.5
This undertaking shall not oblige the Offeror to announce or proceed with the Acquisition.  Without prejudice to any accrued rights, obligations or liabilities, this deed and our obligations, undertakings, representations and warranties herein shall terminate and cease to have any effect:

(A)	if the Offeror delivers written notice to HEC that Offeror does not intend to proceed with the Acquisition;
(B)	a third party offer (whether implemented by way of a scheme or an offer) is declared wholly unconditional or becomes effective, as applicable; or

(C)	on the date on which the Acquisition Agreement is validly terminated in accordance with its terms.
4.6
This undertaking shall be governed by and construed in accordance with English law.  Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this undertaking is to be governed by and determined in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts.

We intend this document to be a deed and execute and deliver it as a deed.

Executed as a deed by -	Hudson Executive Capital LP By: HEC Management GP LLC, its General Partner
/s/ Douglas Braunstein
Signature

Douglas Braunstein
Managing Member
in the presence of:

Signature of witness	/s/ Michael D. Pinnisi

Name of witness	Michael D. Pinnisi

Address of witness	570 Lexington Avenue, 35th Floor
New York, NY 10022

Occupation of witness	Chief Operating Officer, Hudson Executive Capital LP

[Signature Page to Deed of Irrevocable Undertaking]

Executed as a deed by -	HEC Master Fund LP By: HEC Performance GP LLC, its General Partner By: HEC Management GP LLC, its Managing Member
/s/ Douglas Braunstein
Signature

Douglas Braunstein
Managing Member
in the presence of:

Signature of witness	/s/ Michael D. Pinnisi

Name of witness	Michael D. Pinnisi

Address of witness	570 Lexington Avenue, 35th Floor
New York, NY 10022

Occupation of witness	Chief Operating Officer, Hudson Executive Capital LP

[Signature Page to Deed of Irrevocable Undertaking]

Executed as a deed by -	HEC SPV I LP By: HEC SPV I GP LLC, its General Partner By: HEC Management GP LLC, its Managing Member
/s/ Douglas Braunstein
Signature

Douglas Braunstein
Managing Member
in the presence of:

Signature of witness	/s/ Michael D. Pinnisi

Name of witness	Michael D. Pinnisi

Address of witness	570 Lexington Avenue, 35th Floor
New York, NY 10022

Occupation of witness	Chief Operating Officer, Hudson Executive Capital LP

[Signature Page to Deed of Irrevocable Undertaking]

TABLE
*Registered holder(s)	HEC Master Fund LP (2,463,602), HEC SPV I LP (6,181,278)
*Beneficial owner(s)	Hudson Executive Capital LP (8,644,880), HEC Management GP LLC (8,644,880), Douglas Braunstein (8,644,880)
Total number of shares	8,644,880

*Where more than one, indicate number of shares attributable to each